Exhibit 99.1

Karyopharm Reports First Quarter 2026 Financial Results and Completion of Phase 3 Endometrial Cancer Trial Enrollment

– Completed Enrollment of Phase 3 XPORT-EC-042 Trial in Endometrial Cancer; Topline Data Expected Mid-2026 –

– Phase 3 SENTRY Results Selected for Late-Breaking Oral Presentation at ASCO on June 2 –

– Total Revenue was $35.1 Million and U.S. XPOVIO® (selinexor) Net Product Revenue was $29.2 Million for the First Quarter of 2026 –

– Company Reaffirms Full-Year 2026 Total Revenue Guidance of $130 Million to $150 Million Including U.S. XPOVIO Net Product Revenue Guidance of $115 Million to $130 Million –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – May 14, 2026 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the first quarter of 2026 and highlighted progress on key clinical development programs. These milestones reflect meaningful progress towards Karyopharm’s goal of advancing selinexor in late-stage indications and expanding the value of the franchise.

“As we move through 2026, Karyopharm is in a pivotal period with meaningful clinical and regulatory milestones ahead,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “Through the second and third quarters of 2026, we expect several important developments that have the potential to create significant value for the Company, while improving outcomes for patients. In endometrial cancer, we have completed enrollment in our Phase 3 XPORT-EC-042 trial and remain on track to report topline data in mid-2026. In myelofibrosis, the Phase 3 SENTRY results reinforced the potential of selinexor to meaningfully improve patient outcomes, including a statistically significant SVR35 benefit and a promising overall survival signal. With the endometrial cancer readout ahead and the myelofibrosis regulatory and guideline path coming into focus, we believe these programs could meaningfully expand the impact and long-term opportunity of the selinexor franchise.”

First Quarter 2026 and Recent Company Highlights

XPOVIO Commercial Performance

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U.S. net product revenue was $29.2 million for the quarter ended March 31, 2026 compared to $21.1 million for the quarter ended March 31, 2025.

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Demand for XPOVIO was lower in the first quarter of 2026 compared to the first quarter of 2025, due to new competitive entrants. The community setting continued to represent approximately 60% of net product revenue.

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Expanded global patient access for selinexor is translating into growth in royalty revenue from Menarini, Antengene and other international partners. Royalty revenue increased to $1.9 million in the first quarter of 2026 compared to $1.7 million in the first quarter of 2025, with selinexor now approved in more than 50 ex-U.S. countries and territories.

Research and Development (R&D) Highlights

Myelofibrosis

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Results from the Phase 3 SENTRY trial in myelofibrosis were accepted for a late-breaking oral presentation at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting.

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Reported topline results from the Phase 3 SENTRY trial, a randomized, double-blind trial evaluating 60 mg selinexor in combination with ruxolitinib in frontline myelofibrosis compared to ruxolitinib alone (n=353). The trial met the first co-primary endpoint of spleen volume reduction of 35% or more (SVR35) at week 24 and also demonstrated rapid, deep and sustained improvement in this endpoint over time. The trial did not meet its second co-primary endpoint of mean change in absolute total symptom score (Abs-TSS) at week 24 relative to baseline. Similar symptom improvement from baseline was observed in patients who received the combination of selinexor plus ruxolitinib compared to ruxolitinib alone. Importantly, a promising overall survival signal was also observed, which further reinforces the relevance of XPO1 inhibition in combination with ruxolitinib in frontline myelofibrosis. The combination of selinexor and ruxolitinib demonstrated a manageable safety and tolerability profile consistent with the known profile of each agent individually with no new safety signals observed.

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Completed enrollment of the 60 mg cohort (n=29) of the Phase 2 SENTRY-2 trial (NCT05980806) and began enrolling patients into the 40 mg cohort.

Endometrial Cancer

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Completed enrollment of the Phase 3 XPORT-EC-042 trial (NCT05611931), which is evaluating selinexor as a maintenance-only therapy following systemic therapy versus placebo in patients with TP53 wild-type advanced or recurrent endometrial cancer. Approximately 220 patients enrolled in the modified intent-to-treat (mITT) population and 257 enrolled in the intent-to-treat (ITT) population. Enrollment in the mITT population was focused on patients with either proficient mismatch repair status (pMMR) tumors or patients with deficient mismatch repair status (dMMR) tumors who are medically ineligible for checkpoint inhibitors.

Multiple Myeloma

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Patients enrolled in the Phase 3 XPORT-MM-031 trial (EMN29; NCT05028348) continued to be followed for progression-free survival events contributing towards the primary endpoint. The trial is being conducted in collaboration with the European Myeloma Network and is evaluating the all-oral combination of selinexor 40 mg, pomalidomide and dexamethasone (SPd40) in patients with previously treated multiple myeloma who received an anti-CD38 as their immediate prior line of therapy.

Anticipated Catalysts and Operational Objectives

Myelofibrosis

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Present results from the Phase 3 SENTRY trial in myelofibrosis at ASCO as a late-breaking oral presentation on June 2 at 9:45 a.m. Central Time during the “Hematologic Malignancies—Leukemia, Myelodysplastic Syndromes, and Allotransplant” oral abstract session. The Company expects that its abstract titled “Selinexor plus ruxolitinib in JAK inhibitor–naïve myelofibrosis: Phase 3 SENTRY trial” (abstract number LBA6500) will be available on ASCO’s website on June 2 at approximately 8:00 a.m. Eastern Time / 7:00 a.m. Central Time. A copy of the SENTRY presentation will be available following its presentation at ASCO under "Publications and Presentations" in the Investors & Media section of the Company's website.

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Engage with the U.S. Food and Drug Administration (FDA) on the data from the SENTRY trial and the Company’s supplemental new drug application (sNDA) filing plan; engage with other global regulatory agencies in collaboration with the Company’s partners.

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The Company believes the potential inclusion of the combination in relevant compendia could occur in the second half of 2026.

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Announce topline data from all patients in the 60 mg cohort of the Phase 2 SENTRY-2 trial with at least 24 weeks of follow-up, expected in the second half of 2026.

Endometrial Cancer

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Announce topline data from the event-driven, Phase 3 XPORT-EC-042 trial, expected in mid-2026.

Multiple Myeloma

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Maintain the Company's commercial foundation in the increasingly competitive multiple myeloma marketplace and drive increased XPOVIO revenues.

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Support global launches by our partners following regulatory and reimbursement approvals for selinexor in ex-U.S. countries and territories.

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Announce topline data from the event-driven, Phase 3 XPORT-MM-031 (EMN29) trial, expected in the second half of 2026.

2026 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2026:

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Total revenue to be in the range of $130 million to $150 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

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U.S. XPOVIO net product revenue to be in the range of $115 million to $130 million.

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R&D and selling, general and administrative (SG&A) expenses to be in the range of $230 million to $245 million.

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The Company expects its existing liquidity, including cash and cash equivalents, as well as cash flow from net product revenue and license and other revenue, will enable it to fund its current operating plans into late in the third quarter of 2026.

First Quarter 2026 Financial Results

Total revenue: Total revenue for the first quarter of 2026 was $35.1 million, compared to $30.0 million for the first quarter of 2025.

Net product revenue: Net product revenue was $29.2 million for the first quarter of 2026, compared to $21.1 million for the first quarter of 2025. The increase was primarily driven by lower gross-to-net adjustments, which were 21.8% in the first quarter of 2026 versus 45.0% in the prior-year period. The gross-to-net adjustments were impacted by an atypical product return adjustment in the first quarter of 2025 and lower realized discounts and returns in the first quarter of 2026.

License and other revenue: License and other revenue was $5.9 million for the first quarter of 2026, compared to $9.0 million for the first quarter of 2025. License and other revenue for the first quarter of 2026 primarily consisted of $3.5 million in milestone revenue and $1.9 million in royalties. For the first quarter of 2025, license and other revenue primarily consisted of $7.0 million related to the reimbursement of development-related expenses and $1.7 million in royalties.

Cost of sales: Cost of sales was $1.3 million for both the first quarter of 2026 and 2025.

R&D expenses: R&D expenses were $33.8 million for the first quarter of 2026, compared to $34.6 million for the first quarter of 2025.

SG&A expenses: SG&A expenses were $26.7 million for the first quarter of 2026, compared to $27.4 million for the first quarter of 2025.

Loss from operations: Loss from operations was $26.8 million for the first quarter of 2026, compared to $33.3 million for the first quarter of 2025, representing a 20% improvement. The decrease reflects improved operating efficiency and disciplined cost management.

Interest income: Interest income was $0.5 million for the first quarter of 2026, compared to $1.0 million for the first quarter of 2025. The decrease reflects lower investment balances during 2026 compared to 2025.

Interest expense: Interest expense was $12.6 million for the first quarter of 2026, compared to $11.0 million for the first quarter of 2025. The increase reflects higher outstanding debt and higher interest rates following the Company’s financing transactions executed in October 2025.

Other income, net: Other income, net was $16.4 million in the first quarter of 2026, compared to $19.8 million in the first quarter of 2025. The amounts primarily reflect non-cash fair value remeasurements of embedded derivatives and liability-classified common stock warrants related to the refinancing transactions completed in the second quarter of 2024 and the fourth quarter of 2025.

Net loss: Net loss was $22.4 million, or $1.02 per basic share and $1.24 per diluted share, for the first quarter of 2026, compared to $23.5 million, or $2.77 per basic and diluted share, for the first quarter of 2025. Net loss included non-cash stock-based compensation expense of $3.0 million in the first quarter of 2026 compared to $3.6 million in the first quarter of 2025.

Cash position: Cash, cash equivalents, and restricted cash as of March 31, 2026 totaled $91.2 million, including approximately $50 million of gross proceeds raised from a private placement of common stock and warrants and sales of common stock under the Company’s Open Market Sale Agreement during the first quarter of 2026, compared to $64.1 million as of December 31, 2025.

Conference Call Information

Karyopharm will host a conference call today, May 14, 2026, at 8:00 a.m. Eastern Time, to discuss the first quarter 2026 financial results, the financial outlook for 2026 and to provide other business updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website. An archived webcast will be available on the Company's website approximately two hours after the event.

About the Phase 3 SENTRY Trial

SENTRY (XPORT-MF-034; NCT04562389) is a Phase 3 clinical trial evaluating a once-weekly dose of 60 mg of selinexor in combination with ruxolitinib compared to placebo plus ruxolitinib in JAKi-naïve myelofibrosis patients with platelet counts >100 x 109/L (N=353). Patients were randomized 2-to-1 to the selinexor arm. The co-primary endpoints for this trial are spleen volume reduction ≥ 35% (SVR35) at week 24 and the average change in absolute total symptom score (Abs-TSS) over 24 weeks relative to baseline.

About Myelofibrosis

Myelofibrosis is a rare blood cancer that affects approximately 20,000 patients in the United States and 17,000 patients in the European Union1. The disease causes bone marrow fibrosis (scarring in the bone marrow), which makes it difficult for the bone marrow to make healthy blood cells, splenomegaly (enlarged spleen), progressive anemia which often leads to symptoms like fatigue and weakness, and other disease associated symptoms including abdominal discomfort, pain under the left ribs, early satiety, night sweats and bone pain. The only approved class of therapies to treat myelofibrosis are JAK inhibitors, including ruxolitinib.

1. Clarivate/DRG (2023)

About the Phase 3 XPORT-EC-042 Trial

EC-042 (XPORT-EC-042; NCT05611931) is a global, Phase 3, randomized, double-blind clinical trial evaluating selinexor as a maintenance-only therapy following systemic therapy in patients with TP53 wild-type advanced or recurrent endometrial cancer (N=257). Patients were randomized 1:1 to receive either a 60 mg, once-weekly, administration of oral selinexor or placebo until disease progression. The trial includes two patient populations, for which the primary endpoint of progression free survival will be tested sequentially: 1) a modified intent to treat population (mITT) that includes patients with either, a) TP53 wild-type tumors with proficient mismatch repair status (pMMR); or, b) TP53 wild-type tumors with deficient mismatch repair status (dMMR), who are medically ineligible to receive checkpoint inhibitors; and, 2) the trial's original intent to treat (ITT) population, which includes all patients enrolled in the trial whose tumors are TP53 wild-type, regardless of MMR status. The key secondary endpoint of overall survival will be evaluated in the ITT population. The mITT population is expected to include approximately 220 patients. In connection with the EC-042 trial, Karyopharm entered into a global collaboration with Foundation Medicine, Inc. to develop FoundationOne®CDx, a tissue-based comprehensive genomic profiling test to identify and enroll patients whose tumors are TP53 wild-type.

About Endometrial Cancer

Endometrial cancer (EC) is the most common gynecologic malignancy in the U.S.1 In 2026, approximately 68,000 uterine cancers (predominantly endometrial) are expected to be diagnosed, with approximately 14,000 deaths.1 Worldwide there were about 420,368 cases with 97,723 deaths in 2022.2 Both incidence and mortality have continued to rise.3,4 Key risk factors include obesity, type 2 diabetes, high-fat diets, tamoxifen or oral estrogen use, and delayed menopause.5 TP53 is a well-recognized prognostic marker for EC; >50% of advanced or recurrent EC tumors are TP53wt (gene for tumor protein P53; wild-type), and ~40%-55% are both TP53wt and mismatch repair-proficient (pMMR).6-8 While immune checkpoint inhibitors have shown benefit in patients with mismatch repair–deficient (dMMR) and pMMR, the magnitude of benefit is greater for patients with dMMR tumors versus pMMR tumors.9-10 There remains an unmet need for targeted therapies for patients with pMMR EC.11

1. American Cancer Society. Cancer Facts & Figures 2026. https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/annual-cancer-facts-and-figures/2026/2026-cancer-facts-and-figures.pdf. Accessed February 8, 2026

2. IARC GLOBOCAN 2022, Global Estimates

3. Lu KH, et al. N Engl J Med. 2020;383:2053-2064

4. NCI. Cancer stat facts: uterine cancer. https://seer.cancer.gov/statfacts/html/corp.html. Accessed October 7, 2025

5. American Cancer Society, Endometrial Cancer Risk Factors, 2025

6. Leslie KK, et al. Gynecol Oncol. 2021;161(1):113-121.

7. Vergote I, et al. J Clin Oncol. 2023;41(35):5400-5410.

8. Mirza MR, et al. Presentation at: ESMO Congress; October 20-24, 2023

9. Mirza MR, et al. N Engl J Med. 2023; 388:2145-2158.

10. Eskander RN, et al. N Eng J Med. 2023;388:2159-2170.

11. Makker V, et al. Gynecol Oncol. 2024 Jun:185: 202-211

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor compound for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved and marketed by Karyopharm in the U.S. in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in adult patients with multiple myeloma after at least one prior therapy; and (ii) in combination with dexamethasone in adult patients with heavily pre-treated multiple myeloma. XPOVIO® (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, Mainland China, Taiwan, Hong Kong, Australia, South Korea, Singapore, Israel, and Canada. XPOVIO®/NEXPOVIO® is marketed in these respective ex-U.S. territories by Karyopharm's partners: Antengene, Menarini, Neopharm, and FORUS. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in myelofibrosis and endometrial cancer.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

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In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).
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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti‐CD38 monoclonal antibody (Xd).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

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Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.
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Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony‐stimulating factors.
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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.
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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.
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Serious Infection: Monitor for infection and treat promptly.
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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.
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Embryo‐Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.
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Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3‐4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.
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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was

27%.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1‐888‐209‐9326 or FDA at 1‐800‐FDA‐1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics is a commercial-stage pharmaceutical company pioneering the science of nuclear export inhibition to develop differentiated therapies for patients with cancer. The Company’s lead therapy, XPOVIO® (selinexor), is a first-in-class inhibitor of exportin 1 (XPO1). XPOVIO is marketed by the Company in the U.S. for adults with relapsed or refractory multiple myeloma and is approved as XPOVIO or NEXPOVIO® in more than 50 ex-U.S. countries and territories. Building on its leadership in XPO1 biology, Karyopharm is advancing selinexor’s potential in hematologic and solid tumor cancers, including in myelofibrosis and TP53 wild-type endometrial cancer. The Company is also exploring opportunities to evaluate XPO1 inhibition across myeloproliferative neoplasms and TP53 wild-type driven solid tumors using next-generation compounds, including eltanexor. Headquartered in Newton, Massachusetts, Karyopharm has an established, efficient and scalable commercial infrastructure to bring novel therapeutic options to patients with cancer. For more information, visit www.karyopharm.com and follow Karyopharm on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm's guidance on its 2026 total revenue, 2026 U.S. net product revenue and 2026 R&D and SG&A expenses; expected cash runway and liquidity; Karyopharm's beliefs about the market opportunity and annual peak revenue opportunities for selinexor; expectations with respect to commercialization efforts; expectations regarding the timing of reporting topline data from ongoing clinical trials; the ability of selinexor and eltanexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, and other diseases; expectations with respect to the clinical development plans and potential regulatory submissions of selinexor; the potential publication of the SENTRY results; and the potential inclusion of the combination of selinexor plus ruxolitinib in relevant compendia. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm's control, that may cause actual events or results to differ materially from Karyopharm's current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm's drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm's drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm's drug candidate portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; Karyopharm's results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm's ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm's ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm's competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm's ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption "Risk Factors" in Karyopharm's Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission (SEC) on February 13, 2026, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

CONTACTS:

Investors:

Brendan Strong

Senior Vice President, Investor Relations

617.762.2661

brendan.strong@karyopharm.com

Media:

Mary Ann Ondish
Head of Corporate Communications
914.552.4625
Maryann.ondish@karyopharm.com

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues:
Product revenue, net	$29,163	$21,054
License and other revenue	5,903	8,961
Total revenue	35,066	30,015
Operating expenses:
Cost of sales	1,345	1,301
Research and development	33,797	34,618
Selling, general and administrative	26,684	27,352
Total operating expenses	61,826	63,271
Loss from operations	(26,760)	(33,256)
Other income (expense):
Interest income	511	1,000
Interest expense	(12,553)	(10,994)
Other income, net	16,411	19,824
Total other income, net	4,369	9,830
Loss before income taxes	(22,391)	(23,426)
Income tax provision	(1)	(36)
Net loss	$(22,392)	$(23,462)
Basic net loss per share	$(1.02)	$(2.77)
Diluted net loss per share	$(1.24)	$(2.77)
Weighted-average number of common shares outstanding used to compute basic net loss per share	22,014	8,470
Weighted-average number of common shares outstanding used to compute diluted net loss per share	24,715	8,470

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents and investments	$90,850	$63,744
Restricted cash	317	351
Accounts receivable	23,357	26,178
Other assets	16,893	18,143
Total assets	$131,417	$108,416
Liabilities and stockholders’ deficit
Convertible senior notes due 2028	$17,659	$21,117
Convertible senior notes due 2029	86,252	89,973
Senior secured term loan	120,477	115,805
Deferred royalty obligation	72,338	72,338
Other liabilities	100,337	102,109
Total liabilities	397,063	401,342
Total stockholders’ deficit	(265,646)	(292,926)
Total liabilities and stockholders’ deficit; 22,544 and 18,311 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	$131,417	$108,416